Exhibit 4.67

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is entered into on the day of May 13, 2010, in Beijing by and among the following parties:

Party A:	KongZhong China CO., LTD.,

Party B:	SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.

Party C:	ZHEN YANG

Party D:	LEILEI WANG

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise registered in the PRC;

2.	Party B, a wholly domestic-owned company registered in the PRC, is approved by relevant government authorities to engage in the value-added telecommunications service;

3.
A business relationship has been established between Party A and Party B by entering into Exclusive Technical Consulting and Services Agreement, under which Party B shall pay all incomes from main business operations to Party A, and subsequently the daily operation of Party B will have a material impact on its payment capacity to Party A;

4.	Party C (which own 40.8%) and party D (which own 59.2%) are all shareholders of Party B (the “Shareholders of Party B”). Party C and Party D hereinafter referred to as “Shareholders”.

Party A, Party B and Shareholders, through friendly negotiation in the principle of equality and common interest, hereby jointly agree the following:

1.	Non-action Obligation

In order to ensure Party B’s performance of the agreements between Party A and Party B and all its obligations to Party A, Party B together with Shareholders hereby jointly confirm and agree that Party B will not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation unless a prior written consent from Party A or another Party appointed by Party A, including but not limited to the following contents, has been obtained:

1.1	To conduct any business which is beyond normal business operations;

1.2	To borrow money or incur any debt from any third party;

1.3	To change or dismiss any directors or to dismiss and replace any senior management officers;

1.4	To sell to or acquire from any third party any assets or rights exceeding RMB 10,000,000 Yuan, including but not limited to any intellectual property rights;

1.5	To provide guarantee for any third party with its assets or intellectual property rights or to provide any other guarantee or to place its assets under any other obligations;

1.6	To amend the Articles of Association of the company or to change its scope of business;

1.7	To change the normal business process or modify any material by laws;

1.8	To assign rights and obligations under this Agreement to any third party.

2.	Management of Operation and Arrangements of HR

2.1
Party B together with Shareholders hereby jointly agree to accept and strictly enforce the proposals in respect of the employment and dismissal of its employees, the daily business management and financial management, etc., provided by Party A from time to time.

2.2
Party B together with the Shareholders of Party B hereby jointly agree that the Shareholders of Party B shall only appoint candidates designated by Party A as the directors of Party B in accordance with the procedures regulated by laws and regulations and the Article of Association of the company, and cause the chosen directors to elect Party A’s president candidate as President of the company, and Party B shall engage Party A’s nominees as Party B’s General Manager, Chief Financial Officer, and other senior officers.

2.3
If any of the above officers quits or is dismissed by Party A, he or she will lose the qualification to undertake any positions in Party B and therefore the Shareholders of Party B shall appoint other nominees of Party A to assume such positions.

2.4	For the purpose of 2.3, the Shareholders of Party B shall take all necessary inside and outside procedures to accomplish the above dismissal and engagement.

2.5
The Shareholders of Party B hereby agree, simultaneously with the execution of this Agreement, to sign Powers of Attorneys, according to which the Shareholders of Party B will authorize personnel designated by Party A to exercise their shareholders’ rights and their full voting rights as shareholders at Party B’s shareholders’ meetings. The Shareholders of Party B further agree to replace the authorized persons appointed in the above mentioned Power of Attorney at any time at the request of Party A.

3.	Other Agreements

3.1
In the event that any of the agreements between Party A and Party B terminates or expires, Party A is entitled to terminate all agreements between Party A and Party B including but not limited to the Exclusive Technical and Consulting Services Agreement.

3.2
Whereas the business relationship between Party A and Party B has been establishes through the Exclusive Technical Consulting and Services Agreement and other agreements and the daily business operations of Party B shall bear a material impact on its capacity to pay the payables to Party A, the Shareholders of Party B jointly agree that they will immediately and unconditionally pay or transfer to Party A any bonus, dividends or any other incomes or benefits (regardless of the forms) obtained from Party B as shareholders of Party B at the time such payables occur.

4.	Entire Agreement and Modifications

4.1
This Agreement together with all the other agreements and/or documents mentioned or explicitly included in this Agreement will be part of the whole agreement concluded in respect of the matters in this Agreement and shall replace all other prior oral and written agreements, contracts, understandings and communications among all the parties involving this matters.

4.2
Any amendment and supplement to this Agreement shall take effect only after it is executed by all Parties. The amendment and supplement duly executed shall be part of this Agreement and shall have the same legal effect as this Agreement.

5.	Governing Law

The execution, effect, performance and the resolution of disputes of this Agreement shall be governed by and construed in accordance with the PRC laws.

6.	Dispute Resolution

6.1
The parties shall strive to settle any dispute arising from the interpretation or performance through negotiation in good faith. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Beijing and shall be conducted in Chinese. The arbitration award shall be final and binding upon all parties.

6.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

7.	Notice

7.1
Notices for the purpose of exercising the rights and performing the obligations hereunder shall be in writing and be delivered by personal delivery, registered or mail or postage prepaid mail, recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A:	KongZhong China CO., LTD
Address:	35 F, Tengda Plaza, No. 168 Xiwai Street, Haidian District, Beijing, 100044, PRC
Fax:	(86)10-88575872
Tele:	(86)10-88576000
Addressee:	Leilei WANG

Party B:	SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.
Address:	21-22 F, Shen Building, No. 3553, Zhongshanbeilu, Putuo District, Shanghai, 200062
Fax:	(+8621) 6082 5528
Tele:	(+8621) 6082 5088
Addressee:	Zhen YANG

Party C:	ZHEN YANG
Address:	21-22 F, Shen Building, No. 3553, Zhongshanbeilu, Putuo District, Shanghai, 200062
Fax:	(+8621) 6082 5528
Tele:	(+8621) 6082 5088
Addressee:	Zhen YANG

Party D:	LEILEI WANG
Address:	21-22 F, Shen Building, No. 3553, Zhongshanbeilu, Putuo District, Shanghai, 200062
Fax:	(+8621) 6082 5528
Tele:	(+8621) 6082 5088
Addressee:	Leilei WANG

8.	Effect, Term and Other About This Agreement

8.1
Any written consent, suggestion, appointment or other decisions which have material effects on Party B’s daily business operations involved in this Agreement shall adopted by the board of directors of Party A.

8.2	This Agreement will take effect upon execution by duly authorized representatives of all parties and the term of this Agreement will last until Party A is dissolved according to the PRC laws.

8.3
Party B and the Shareholders of Party B shall not terminate this Agreement within the term of this Agreement while Party A is entitled to terminate this Agreement any time by issuing a written notice to Party B and the Shareholders of Party B 30 days prior to the termination.

8.4
In case any term or provision in this Agreement is regarded as illegal or can not be performed in accordance with the applicable law, it shall be deemed to be deleted from this Agreement and be null and void, and this Agreement shall be treated as without it from the very beginning. However, the rest of the provisions will remain effective. The parties shall replace the deleted provisions with lawful, effective and mutually acceptable ones through negotiations.

8.5
Any non-exercise of any rights, powers or privileges hereunder shall not be deemed as a waiver thereof. Any single or partial exercise of such rights, powers or privileges shall not exclude one party from exercising any other rights, powers or privileges.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by duly authorized representatives as of the Effective Date first written above.

Party A: KongZhong China CO., LTD

Authorized Representative: /s/ Leilei WANG
(Seal)

Party B: SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.

Authorized Representative: /s/ Zhen YANG
(Seal)

Party C: ZHEN YANG

Signature: /s/ Zhen YANG

Party D: LEILEI WANG

Signature: /s/ Leilei WANG